UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

October 27, 2016
Date of Report (Date of earliest event reported)

CIBER, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

6312 South Fiddler’s Green Circle, Suite 600E
Greenwood Village, Colorado, 80111
(Address of principal executive offices) (Zip code)

(303) 220-0100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure provided in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

In connection with the European Refinancing (as defined below), on October 27, 2016, Ciber, Inc. (“Ciber,” or the “Company”), Ciber AG, Ciber International B.V., Ciber Nederland B.V., and Ciber International Holdings, C.V., entered into Waiver and Amendment No. 7 (the “Amendment”) to the Credit Agreement with Wells Fargo Bank, N.A., dated May 7, 2012 (the “Credit Agreement”). The Amendment provides for, among other things: (1) a waiver of Existing Events of Default; (2) an adjustment to the Fixed Charge Coverage Ratio to 1.05 to 1.0 for the periods beginning January 1, 2017, ending at the end of each of the months of January 2017, February 2017, March 2017 and April 2017; (3) changes to the Applicable Margin and the elimination of LIBOR Rate Loans; (4) consent to and the release of the assets sold in the European Refinancing; (5) the reduction of the Maximum Revolver Amount from $54,000,000 to $44,000,000; (6) elimination of the Company’s borrowing capacity in the United Kingdom and Germany; (7) changes to the US Borrowing Base; (8) an Availability Block; (9) consent for the Company’s Spanish subsidiary, Consulting in Business Engineering and Research, S.L. to enter into a similar receivables purchase agreement with FGI; and (10) consent to the sale of the Equity Interests or substantially all of the assets of the Company’s Danish, Finnish and Australian subsidiaries, subject to certain conditions.

The Amendment also imposes new conditions, including: (1) a cash forecast requirement, including minimum weekly receipts and maximum weekly disbursements; (2) a requirement that the Company engage and retain a strategic advisor, to prepare a confidential information memorandum and enter into a letter of intent no later than November 1, 2016 regarding a potential financing, refinancing (other than the European Refinancing), or any merger, acquisition, joint venture, divestiture, or other disposition of some or all of the assets of the Company outside of the ordinary course of the Company’s business with aggregate proceeds of at least $25,000,000, to be completed no later than December 31, 2016; (3) a requirement that the Company retain at all times a financial advisor; (4) the establishment of certain specified reserves; and (5) the establishment of certain additional fees under the Credit Agreement. Capitalized terms used but not otherwise defined in this Item 1.01 to this Current Report on Form 8-K shall have the meanings given them in the Amendment, or the Credit Agreement, as applicable. The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, to be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On October 27, 2016, subsidiaries of the Company, Ciber UK Ltd. (“Ciber UK”), Ciber AG, and Ciber Managed Services GmbH (“Ciber Managed Services,” and together with Ciber AG, the “German Borrowers,” and together with Ciber UK, the “European Borrowers”) entered into receivables purchase agreements (the “Receivables Purchase Agreements”) with Faunus Group International, Inc., (“FGI”) pursuant to which the European Borrowers will sell certain receivables to FGI (the “European Refinancing”). Under the Receivables Purchase Agreements, the European Borrowers will sell 80% of their respective Eligible Receivables, subject to a discount rate of the greater of 5.25% per annum or 4.50% above the calendar monthly average of 90 day US LIBOR for prepayments. The proceeds at closing were approximately $6.3 million (USD). The obligations of the European Borrowers under the Receivables Purchase Agreements are secured by substantially all of the assets of the European Borrowers. The Original Term of the European Financing is three years. If the European Borrowers terminate the Receivables Purchase Agreements during the first, second, or third year of the Original Term, FGI will charge a termination fee of 3.0%, 2.0% or 1.0% of the Facility Amount, respectively. The Receivables Purchase Agreements contain generally customary representations, warranties, covenants, and events of default and termination for facilities of this type.

Capitalized terms used but not otherwise defined in this Item 2.03 to this Current Report on Form 8-K shall have the meanings given them in the Receivables Purchase Agreements. The foregoing description of the Receivables Purchase Agreements are qualified in its entirety by reference to the Receivables Purchase Agreements, to be filed as exhibits to the Company’s next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciber, Inc.

Date: November 2, 2016	By:	/s/ Christian Mezger
Christian Mezger
Chief Financial Officer